EXHIBIT 10.1

EXECUTTION COPY

CONSULTING SERVICE AGREEMENT

This Consulting Service Agreement (this “Agreement”) is made this 7th day of July, 2006 (the “Commencement Date”) by and between MTM Technologies, Inc. (the “Company”), with offices at 1200 High Ridge Road, Stamford, Connecticut 06905, Steven H. Rothman (the “Consultant”), who is domiciled at 49 Roberts Road, New City, NY 10956, and SCR Consulting LLC, an entity wholly-owned by Consultant and his spouse (“SCR Consulting”).

1.	Engagement.

The Company hereby engages Consultant to render to the Company the services described in Section 2, below, during the term described in Section 3, below.

2.	Services; Right of First Refusal.

(a)    The scope of the services to be performed by Consultant will consist of advice and consultation regarding acquisitions by the Company, as the Company and the Consultant shall agree upon from time to time (together, the “Services”), provided that this Agreement shall not require Consultant to make any minimum time commitment to providing Services to the Company. This Agreement will not limit in any way the ability of the Company to enter into other agreements or arrangements with other persons or firms to provide the same or similar services to the Company as the Services.

(b)    During the Term (as defined herein), before Consultant offers or otherwise provides information to any third party regarding any bona fide potential acquisition or other similar transaction not currently being independently pursued by the Company which involves a business or company in the same or similar business as the Company as it is then conducted (each, a “Potential Transaction”), the Company shall have a right of first refusal with respect to such Potential Transaction (the "Right of First Refusal"). The Consultant shall provide written notice (“Transaction Notice”) of any Potential Transaction to the Company and shall provide to the Company the Materials (as defined below). At any time within ten (10) business days following delivery of all Materials to the Company, the Company may give notice to Consultant that it wishes to pursue the Potential Transaction (each such transaction, an “Accepted Transaction”) and in such case, Consultant shall not offer or otherwise provide information to any third party regarding such Potential Transaction until the Company has provided notice (“Abandonment Notice”) that it no longer intends to pursue such Potential Transaction (any such transaction, an “Abandoned Transaction”). As used herein “Materials” shall mean the following with respect to the business or company to be acquired: (i) an income statement for the most recent fiscal year, (ii) a year to date income statement, (iii) a recent balance sheet, (iv) a general description of the business, including locations, partnership relationships, and headcount, and (v) a breakdown of revenue by product and service category, provided that if the foregoing are not available to Consultant with reasonable diligence, such other information as reasonably agreed by the parties. In the event Consultant complies with his obligations with respect to the Right of First Refusal with respect to a Potential Transaction and the Company does not give timely notice that it wishes to pursue such Potential Transaction, Consultant’s offering such Potential Transaction to any competitor of the Company shall not be deemed a violation of Section 7 of the Employment Agreement, dated as of May 21, 2004, between Consultant and the Company or Section 13 of the Release Agreement (as defined below).

3.	Term and Termination.

(a)    This Agreement will be effective, and Consultant will provide the Services, commencing on the Commencement Date, and continuing thereafter through and including March 31, 2008 (the “Term”).

(b)    This Agreement may be terminated by the parties prior to its expiration, as follows:

(i)    By the Company: If Consultant, (1) commits willful or grossly negligent acts to the substantial detriment of the Company; (2) breaches any provision of Section 7 of the Employment Agreement he entered into with the Company, dated as of May 21, 2004 (the “Employment Agreement”), as modified by the Agreement and General Release entered into by the Company and Consultant dated as of July 6, 2006 (the “Release Agreement”), (3) breaches any material provision of the Release Agreement, (4) breaches Section 2(b) of this Agreement, (5) breaches the Waiver Letter, dated as of July 6, 2006, entered into by the Company and Consultant, or (6) exercises his revocation rights under the Release Agreement.

(ii)    By Consultant: If the Company breaches any material term or provision of this Agreement and such breach is not cured within ten (10) days after Consultant gives the Company written notice complaining of such breach unless such breach is not capable of being cured within such period.

(c)    This Agreement and Consultant’s Services hereunder will terminate automatically upon Consultant’s death. In such event, the Company shall pay to Consultant’s estate all compensation that would have been owed to Consultant under this Agreement through the Term of this Agreement, had Consultant lived. Such compensation shall be paid on a quarterly basis, in accordance with Section 4(a) of this Agreement.

(d)    Notwithstanding the provisions of Section 3(b)(i)(2), it shall be a condition precedent to the Company's right to terminate this Agreement pursuant to such Section 3(b)(i)(2) that (x) the Company shall first have given Consultant written notice stating with reasonable specificity the reason for the termination ("breach") and (y) if such breach is susceptible of cure or remedy, a period of ten days from and after the giving of such notice shall have elapsed without Consultant having effectively cured or remedied such breach during such 10-day period. Notwithstanding anything to the contrary contained herein, the right to cure set forth in this Section 3(d) shall not apply if there are habitual or repeated breaches by Consultant of Section 7 of the Employment Agreement.

4.	Compensation.

(a)    Quarterly Fee; Signing Fee. For services rendered under this Agreement, the Company will, during the period July 1, 2006 to December 31, 2007, pay Consultant fees at the rate of $265,000 per annum, payable quarterly in advance on the 15th of every July, October, January, and April (the “Quarterly Fee”). For any less than full quarterly period, the Quarterly Fee will be computed on a per diem basis by dividing the number of business days in said period for which fees are owed, by the total number of business days in said period. In addition to the Quarterly Fee, the Company will pay Consultant a one-time fee (the “Signing Fee”) of $50,000, such fee to be paid concurrently with the payment of the first Quarterly Fee.

(b)    Acquisition Fees. In the event the Company completes any (i) Accepted Transaction at any time during the Term or thereafter, (ii) Potential Transaction (that was not an

   Accepted Transaction) at any time for a period of eighteen (18) months following delivery of the Transaction Notice for such transaction, or (iii) Abandoned Transaction at any time for a period of eighteen (18) months following delivery of the Abandonment Notice for such transaction the Company shall pay to the Consultant, in cash, a fee (“Transaction Fee”) an amount equal to one percent (1%) of the Aggregate Purchase Price (as defined below) paid by the Company at closing in such transaction. Notwithstanding the foregoing, (i) the maximum amount of any Transaction Fee for any single transaction shall be $500,000, and (ii) for any transaction for which the Transaction Notice is delivered to the Company on or before December 31, 2007, the Company shall have the right to offset Transaction Fees against total amount of Quarterly Fees paid under Section 4(a) above. For the purposes of determining the value of any stock delivered by the Company in a transaction as part of the purchase price, such shares will be valued on the basis provided for in the purchase agreement governing the transaction, and if such valuation is not provided for, shall be valued at the fair market value of such shares on the date of closing of the transaction. As used herein the term “Aggregate Purchase Price” shall mean (a) any and all cash and stock delivered at the closing of the transaction, plus (b) any deferred payment by the Company which is solely conditioned upon the passage of time (such as promissory notes and installment sale payments), plus (c) and earnouts or similar deferred payments that are conditioned upon the achievement of performance targets relating to a period of six (6) months or less from the closing of such transaction (“Short Term Earnouts”) and shall exclude any (i) debt or other liabilities assumed in the transaction, (ii) earnouts or similar deferred payments that are conditioned upon the achievement of performance targets relating to a period of greater than six (6) months from the closing of such transaction, and (iii) equity awards granted to the employees of the acquired companies and payments under employment agreements with the employees of the acquired company. The parties agree that any Transaction Fee related to Short Term Earnouts will only be due and payable upon the achievement of such Short Term Earnout.

(c)    Other Benefits. The Consultant shall be provided telephonic, voicemail, e-mail and other such services as may be agreed by the Company and the Consultant during the Term, provided that such services are to be used by Consultant for business purposes only, and in connection with his Services under this Agreement.

(d)    Expenses. During the Term, the Company shall not be obligated to reimburse the Consultant for any business expenses Consultant incurs in the performance of the Services, unless the Company, in its sole discretion, approves reimbursement of such business expenses, in advance, and in writing.

(e)    Stock Options. Consultant’s change in status from an employee of the Company to a consultant shall not affect Consultant’s right to vest and exercise the vested stock options or restricted stock units described below:

Grant Date	Options	Exercise Price
7/13/1998	50,000	$2.25
10/12/1999	5,200	$2.69
9/11/2001	50,000	$1.29
4/15/2005	8,000	$4.05

Grant Date	RSUs
4/15/2005	2,000

For the avoidance of doubt, the vesting and exercise of the foregoing options will remain the same as if Consultant was an employee of the Company, provided that the character of such options will change from Incentive Stock Options to Nonqualified Stock Options pursuant to the applicable provisions of the United States Internal Revenue Code.

        (f)    Payment of Fees. All fees payable by the Company under the terms of this Agreement shall be paid to SCR Consulting, provided that SCR Consulting has provided to the Company a IRS Form W-9. The Company will provide SCR Consulting with a Form 1099 reflecting the fees paid during each affected tax year. Payments made under Sections 4(a) and Section 4(b) above shall be made by wire transfer of immediately available funds to such account as designated in writing from time to time by the Consultant to the Company.

5.	Independent Contractor.

The relationship between the Company and Consultant is that of independent contractor, and both the Company and Consultant will represent, and will cause their officers, employees, agents and representatives, if any, to represent to third parties that Consultant’s capacity hereunder is that of a “consultant” or “advisor”. Neither party will be the agent of the other for any purpose whatsoever, have power or authority to make or give any promise, to execute any contract or otherwise create, or to assume any liability or obligation in the name of or on behalf of the other party. Neither party will misrepresent, and each party will cause their officers, employees, agents and representatives, if any, not to misrepresent, to any third party that it has any power or authority which is denied to it by the preceding sentence. The making of any such misrepresentation is a breach of a material term of this Agreement, is not capable of cure, and is sufficient reason for termination of this Agreement pursuant to Section 3(b)(i) or Section 3(b)(ii). As an independent contractor, Consultant will not (except as otherwise provided in the Release Agreement and this Agreement) be entitled to participate in any Company-sponsored employee benefits programs, and will be wholly and fully responsible for any taxes owed to any governmental authority with respect to the fees set forth in Section 4, above. Consultant represents and warrants that Consultant will pay any such taxes as and when due.

6.	Assignment.

This Agreement is personal to the parties hereto and neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party, which may be withheld without cause or explanation. Any purported assignment or delegation in violation of this Section shall be void.

7.	Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) the next business day, if sent by a prepaid overnight courier service, or (c) three days after the date of deposit in the mails, if mailed by registered or certified mail, and in each case addressed as follows:

If to Consultant	Steven Rothman
or SCR Consulting	49 Roberts Road,
New City, NY 10956

With a copy to:	Snow Becker Krauss P.C.
605 Third Avenue, 25th Floor
New York, NY 10158
Attn: Paul C. Kurland, Esq.

If to the Company:	MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06902
Attn.: Chief Executive Officer

With a copy to:	MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06902
Attn.: General Counsel

Either party may change the address to which notices to such party are to be sent by giving notice of such change of address in the manner provided by this Section 7.

8.	Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Consultant or of the Company.

9.	Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice or conflicts of law principles thereof.

12.	Entire Agreement.

This Agreement contains the entire agreement between the Company and Consultant with respect to Consultant’s provision of future personal services to the Company.

13.	Amendment.

No provision of this Agreement may be canceled or amended by the parties hereto except by an instrument in writing signed on behalf of each of the parties hereto. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

14.	Dispute Resolution.

(a) Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties.

(b)    If a mediator is not agreed upon or if mediation is not successful, any dispute or controversy between the Company and Consultant arising under or in connection with this Agreement (except any claim by the Company relating to Consultant’s breach of Section 7 of the Employment Agreement, as modified by the Release Agreement) shall be settled by binding arbitration before a single arbitrator in New York, New York pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The losing party in such arbitration shall be obligated to pay the fees of the arbitrator and the AAA and the party prevailing in such arbitration shall be entitled, in addition to such other relief as may be granted, to reimbursement from the other party to a reasonable sum as and for its attorney fees and costs in such arbitration. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

(c)    Neither party shall be required to mediate or arbitrate any dispute arising between it and the other party relating to any breach of Section 7 of the Employment Agreement, as modified by the Release Agreement, but shall have the right to institute judicial proceedings in the United States District Court for the Southern District of New York or in a state court having jurisdiction located in the State of New York, County of New York, with respect to such dispute or claim. Each party hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

15.	Insider Trading.

Consultant acknowledges and agrees that he is subject to the terms and conditions of the Company’s Insider Trading Policy, as the same exists from time to time, and that he will comply with the terms of such policy.

16.	Other Activities.

Subject to the restrictions imposed upon Consultant by the provisions of Section 7 of the Employment Agreement, as modified by the Release Agreement, the parties agree that Consultant may enter into agreements to provide consulting services to other persons or entities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MTM TECHNOLOGIES, INC.

By:	/s/ Francis J. Alfano	/s/ Steven H. Rothman
Name:	Francis J. Alfano	Name: Steven H. Rothman
Title:	Chief Executive Officer